Exhibit 3.2
Effective March 8, 2007, the Company’s bylaws were amended by deleting in its entirety Part 7 thereof, which formerly provided as follows:
“PART 7	SHARES
7.1	Registration of Transfers

Subject to the provisions of the Act, no transfer of a share will be registered in a securities register except on presentation of the certificate representing such share with an instrument of transfer complying with the Act endorsed thereon or delivered therewith duly executed by an appropriate person as provided by the Act, together with such reasonable assurance that the instrument of transfer is genuine and effective as the Board from time to time prescribes, and upon payment of all applicable taxes and any fees prescribed by the Board.”;
and replacing the foregoing with the following:
“PART 7	SHARES
7.1	Shares and Share Certificates

The shares of the Corporation shall be represented by certificates or, where allowed for or required by applicable law, shall be electronically issued without a certificate. Every holder of one or more shares of the Corporation is entitled, at the option of the holder, to a share certificate, or a non-transferable written certificate of acknowledgement of the right to obtain a share certificate, stating the number and class or series of shares held as shown on the securities registers. Any certificate shall be signed in accordance with these by-laws and need not be under corporate seal. Certificates shall be manually countersigned by at least one director or officer of the corporation or by or on behalf of a registrar or transfer agent of the Corporation. Subject to the Act, the signature of any signing director, officer, transfer agent or registrar may be printed or mechanically reproduced on the certificate. Every printed or mechanically reproduced signature is deemed to be the signature of the person whose signature it reproduces and is binding upon the Corporation. A certificate executed as set out in this section is valid even if a director or officer whose printed or mechanically reproduced signature appears on the certificate no longer holds office at the date of issue of the certificate.

7.2	Registration of Transfers

Subject to the Act, a transfer of a share may only be registered in the Corporation’s securities register upon:
(a)	presentation of the certificate representing such share with an endorsement, which complies with the Act, made on the certificate or delivered with the certificate, duly executed by an appropriate person as provided by the Act, together with reasonable assurance that the endorsement is genuine and effective, upon payment of all applicable taxes and any reasonable fees prescribed by the board; or

(b)	in the case of shares electronically issued without a certificate, upon receipt of proper transfer instructions from the registered holder of the shares, a duly authorized attorney of the registered holder of the shares or an individual presenting proper evidence of succession, assignment or authority to the transfer the shares.”